Exhibit 10.13

AMENDMENT

TO THE

EMPLOYMENT AGREEMENT OF DENNIS REDING

Amended Effective as of January 1, 2005 (the “Agreement”)

AXIS Specialty U.S. Services, Inc. (the “Company”) and Dennis Reding hereby agree and consent this 31st day of December, 2008 to amend the Agreement entered into between the parties on January 1, 2004, with the Amendment being effective as of January 1, 2005, as follows:

1. Section 2 is amended by substituting the following for subsection (c):

During your employment with the Company, you will be entitled to participate generally in the benefit plans made available to employees of the Company in accordance with the terms of those plans. Effective January 1, 2009, notwithstanding the foregoing, no deferrals or contributions will be permitted to any nonqualified plan sponsored by the Company for amounts attributable to services performed by you after December 31, 2008.

The Company will reimburse you for all reasonable business expenses upon presentation of statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to senior executives of the Company. Reimbursements will be paid no later than 2 1/2 months after the end of the calendar year in which the expense was incurred.

2. Section 2 is amended by adding the following at the end of subsection (e):

Such amount will be paid no later than 2 1/ 2 months after the end of the calendar year in which the automobile expense was incurred.

3. Section 2 is amended by adding the following at the end of subsection (f):

Reimbursements will be paid no later than 2 1/2 months after the end of the calendar year in which the expense was incurred.

4. Section 3 is amended by substituting the following for subsection (b):

In the event that your employment with the Company shall terminate for any reason, except as otherwise set forth in this Agreement, the Company’s sole obligation under the Agreement shall be to (i) pay to you any accrued and unpaid Base Salary through the date of termination of employment and an amount equal to such reasonable and necessary unreimbursed business expenses incurred by you on behalf of the Company on or prior to the date of termination of employment, with such reimbursement being made not later than 2 1/2 months after the end of the calendar year in which the expense was incurred, and (ii) afford you all the employee benefits to which you may be entitled under, and in accordance with the terms of, all employee benefit plans in which you participate.

5. Section 3 is amended by substituting the following for subsection (c):

In the event that the Company terminates your employment without Cause in accordance with the provisions of Section 3(a)(iv) hereof, you shall be entitled to a severance amount equal to your Base Salary plus an amount equal to the monthly cost associated with continuing your current group health and welfare benefits (reduced by an amount equal to the monthly premium paid by you for such benefit immediately prior to your termination) for a period of twelve (12) months immediately following the date of such termination. Such amounts will be paid at regular pay period intervals; provided, however, that you comply with your obligations under Sections 3(e), 4, 5, 6 and 7 hereof.

Notwithstanding the foregoing, to the extent necessary to comply with the restrictions of Internal Revenue Code Section 409A, the first payment due to you at a time when you are a “specified employee” as defined in Section 409A of any amount that fails to meet the requirements for an exemption under Section 409A will be made on the first business day that is at least six months after the date of your separation from service. Furthermore, no payments shall be made upon the termination of employment unless such termination meets the definition of “separation from service” in Treasury Regulations Section 1.409A-1(h). If your termination does not meet such definition, you will not receive a payment until such time that you incur a separation from service. In general, this may affect you if you continue to perform services as an employee or independent contractor for the Company after your date of termination.

6. Section 3 is amended by substituting the following for the first paragraph of subsection (f):

If within the first twelve months following a Change in Control, (i) the nature or scope of your position, authority or duties are materially adversely changed, (ii) your total compensation (including benefits) is not paid or is materially reduced or the Company otherwise breaches this Agreement or (iii) you are required by the Company to relocate to a place more than 50 miles from your current place of employment, then, if you provide the Company with written notice of your intent to terminate your employment as a result of such event, providing the specific reasons therefor, and the Company does not make the necessary corrections within thirty days of receipt of your written notice, you may terminate your employment within the ten days following the expiration of such thirty day notice period and receive a severance amount equal to your Base Salary plus an amount equal to the monthly cost associated with continuing your current group health and welfare benefits (reduced by an amount equal to the monthly premium paid by you for such benefit immediately prior to your termination) for a period of twelve (12) months immediately following the date of such termination with such amounts to be paid at regular pay period intervals and the Annual Bonus that you would have been entitled to receive during such twelve (12) months assuming all performance targets had been exceeded, with such Annual Bonus, if any, being paid no later than 2 1/2 months after the end of the calendar year in which your termination occurs and; provided, however, that you comply with your obligations under Sections 3(e), 4, 5 and 6 hereof. Notwithstanding the foregoing, to the extent necessary to comply with the restrictions of

Internal Revenue Code Section 409A, the first payment due to you at a time when you are a “specified employee” as defined in Section 409A of any amount that fails to meet the requirements for an exemption under Section 409A will be made on the first business day that is at least six months after the date of your separation from service. Furthermore, no payments shall be made upon the termination of employment unless such termination meets the definition of “separation from service” in Treasury Regulation Section 1.409A-1(h). In general, this may affect you if you continue to perform services as an employee or independent contractor for the Company after your date of termination. For purposes of this Agreement, the “Change in Control” will be deemed to have occurred as of the first day any of the following events occurs:

7. Section 10 is amended by adding the following as the last sentence of subsection (c):

Any amendment to this Agreement must comply with the requirements of Code Section 409A.

8. Section 10 is amended by adding the following as subsection (h):

To the extent applicable, this Agreement shall be administered in compliance with Internal Revenue Code Section 409A.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Amendment as of the date set forth above.

/s/ Dennis Reding
Dennis Reding

AXIS Specialty U.S. Services, Inc.

By:	/s/ Brian W. Goshen
Its:	Chairman

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